EXHIBIT 1
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                           OFFERING PROCESS AGREEMENT

                                      AMONG

                                 FRANCE TELECOM,

                              DEUTSCHE TELEKOM AG,

                    NAB NORDAMERIKA BETEILIGUNGS HOLDING GmbH

                                       AND

                               SPRINT CORPORATION


                          Dated as of February 20, 2001

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                           OFFERING PROCESS AGREEMENT

         THIS OFFERING PROCESS AGREEMENT, dated as of February 20, 2001 (this "Agreement"), is entered into by and among France Telecom, a societe anonyme organized under the laws of France ("FT"); Deutsche Telekom AG, an Aktiengesellschaft organized under the laws of Germany ("DT"); NAB Nordamerika Beteiligungs Holding GmbH, a limited liability company duly organized under the laws of Germany and a wholly owned subsidiary of DT ("NAB"); and Sprint Corporation, a corporation organized under the laws of the State of Kansas ("Sprint"). FT, DT, NAB and Sprint are collectively referred to herein as the "Parties." Terms used and not defined herein have the meanings assigned to such terms in the Sprint Articles of Incorporation.

         WHEREAS, each of FT, DT, NAB and Sprint is a party to the Amended and Restated Registration Rights Agreement, dated as of November 23, 1998 (as amended by the Master Transfer Agreement (the "Master Transfer Agreement"), dated as of January 21, 2000, between and among FT, DT, NAB, Atlas Telecommunications S.A., a societe anonyme duly organized under the laws of Belgium, the JV Entities and Sprint, the "Registration Rights Agreement");

         WHEREAS, each of FT, DT and NAB proposes to dispose of shares of FON Stock in an underwritten public offering;

         WHEREAS, Sprint proposes to sell newly issued shares of PCS Stock in a separate underwritten public offering; and

         WHEREAS, in connection with such offerings, Sprint, on the one hand, and FT, DT and NAB, on the other hand, wish to set forth an agreed upon method of complying with the provisions of, and to amend certain provisions of, the Registration Rights Agreement;

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Sprint, FT, DT and NAB, intending to be legally bound, hereby agrees as follows:

         Section 1. FON Stock Offering
                    ------------------

         (a) Request. FT, DT and NAB (each a "Selling Stockholder," and collectively the "Selling Stockholders") hereby request Sprint, pursuant to
Section 1.1 of the Registration Rights Agreement, to effect the registration of shares of Series 3 FON Stock and shares of Series 3 FON Stock issuable with respect to the Class A Common Stock (together, "FT/DT FON Stock") owned by them in connection with an underwritten public offering of such shares (the "FON Offering") to be conducted in accordance with the terms of this Agreement.

         (b) Number and Designation of Shares. The Selling Stockholders hereby request that Sprint register for sale in the FON Offering all shares of Series 3 FON Stock, and all shares of Series 3 FON Stock issuable with respect to shares of Class A Common Stock, held by the Selling Stockholders and their Affiliates. The parties acknowledge that the registration statement and prospectus for the FON Offering shall indicate the registration and offering of such shares by designating the registration of shares of Series 1 FON Stock.

         (c) Exercise of Request Registration Rights. Subject to the terms of the Registration Rights Agreement, the request set forth in Section 1(a) hereof shall count as one registration request under the Registration Rights Agreement. Notwithstanding the foregoing, for purposes of clause (i) of the first proviso to Section 1.1(a) of the Registration Rights Agreement, the registration for the FON Offering shall be deemed to have been effected as of the date that the registration statement for the FON Offering is declared effective, unless the FON Offering is not completed, in which case the FON Offering shall be deemed to have been effected on the date of the first printed preliminary prospectus for the FON Offering (unless such registration does not become effective under the Securities Act due to material adverse developments involving Sprint or actions taken by Sprint) or at such time, if any, after filing and prior to such printing that the FON Offering is terminated pursuant to Section 3(b)(A) or (B) hereof (unless such termination shall have resulted from material adverse developments involving Sprint or actions taken by Sprint).

         (d) Sprint Participation. Sprint shall not seek to sell any securities in the FON Offering.


         Section 2.  PCS Stock Offering
                     ------------------

         (a) Proposed Offering. Sprint proposes to complete, during 2001, in accordance with the terms of this Agreement, an underwritten public offering of newly issued shares of PCS Stock (the first such offering completed by Sprint in 2001 is referred to as the "PCS Offering").

         (b) Selling Stockholder Participation. None of the Selling Stockholders shall seek to sell any securities in the PCS Offering, and accordingly, with respect to the PCS Offering, each of the Selling Stockholders hereby waives the right to receive notice of, and the right to exercise, any incidental registration rights granted to the Selling Stockholders pursuant to Section 1.2 of the Registration Rights Agreement.

         Section 3.        Timing of Offerings
                           -------------------

         (a) Filing of Registration Statements. Sprint shall, promptly after the execution of this Agreement, file with the Securities and Exchange Commission (the "Commission") a registration statement for the FON Offering.

         (b) Completion or Suspension of FON Offering. Sprint shall, subject to the terms of the Registration Rights Agreement, use reasonable efforts to cause the registration statement filed with respect to the FON Offering to become effective under the Securities Act. Each of Sprint and the Selling Stockholders shall use reasonable efforts to pursue the completion of the FON Offering. Prior to the date of the first printed preliminary prospectus for the FON Offering, the Selling Stockholders may change the number of their respective shares of FT/DT FON Stock to be offered in the FON Offering and one (but not both) Selling Stockholders may withdraw from the FON Offering. If (A) Selling Stockholders holding a majority of the securities to be registered for sale in the FON Offering notify Sprint that they have determined in good faith, at any point during the FON Offering, that market conditions are not suitable for completion of the FON Offering, or (B) the FON Offering is not completed within twenty-five
(25) business days following the Trigger Date, then Sprint shall, in the case of clause (A) and may, if it so elects in its sole discretion, in the case of clause (B), promptly terminate its efforts to complete the FON Offering and shall be permitted, until December 31, 2001, to pursue the PCS Offering, as set forth below, in lieu of pursuing the FON Offering. If the FON Offering is so terminated, any future offering of FON Stock by any of the Selling Stockholders shall not be considered the "FON Offering" for purposes of this Agreement. The "Trigger Date" means the earlier of (1) the date on which the staff of the Commission advises Sprint, and Sprint advises the other Parties, that the Commission has no comments or no further comments on the registration statement as then filed ("SEC Clearance") and (2) the date of the first printed preliminary prospectus for the FON Offering; provided, however, that after April 30, 2001, the 25 business day period set forth in clause (B) above shall be tolled for any period following the date of SEC Clearance date during which Sprint has suspended its efforts to complete the FON Offering, as described below. If preliminary prospectuses for the FON Offering have not been printed on or before April 30, 2001 (May 3, 2001 if SEC Clearance is received between April 26, 2001 and April 30, 2001) (or, in either case, such later date as Sprint may determine in its sole discretion), then at any one time after such date, if Sprint intends within the following 14 days, or such longer period as Sprint determines is reasonably necessary, but in no event longer than within the following 30 days, to print preliminary prospectuses in order to commence marketing for the PCS Offering, and so informs the requesting Selling Stockholders in writing, Sprint may, if it so elects in its sole discretion, and if the preliminary prospectuses have not yet been printed for the FON Offering, suspend its efforts to complete the FON Offering for so long as Sprint continues to use reasonable efforts to pursue the PCS Offering. If Sprint so elects, then the Selling Stockholders may, beginning on the date that is thirty (30) days after completion of the PCS Offering (or immediately if Sprint abandons the PCS Offering), request that Sprint resume reasonable efforts to cause the registration statement filed with respect to the FON Offering to become effective and to perform its other obligations with respect to the FON Offering under this Agreement, and, if so requested, Sprint shall, subject to the provisions of the Registration Rights Agreement (including Section 1.4 thereof), do so. Sprint shall provide prompt written notice to each Selling Stockholder if it elects to abandon or otherwise terminate the PCS Offering. Any such request by the Selling Stockholders that Sprint resume the FON Offering shall not be deemed to be an additional registration request by the Selling Stockholders under the Registration Rights Agreement.

         (c) Commencement of PCS Offering Road Show. No "road show" or other series of presentations to prospective investors for the PCS Offering shall commence until at least two (2) weeks following the execution of the underwriting agreement for the FON Offering.

         Section 4. Announcements. The Selling Stockholders agree to use commercially reasonable efforts to coordinate their public announcements regarding the PCS Offering, if any, with Sprint. The Selling Stockholders and Sprint agree to use commercially reasonable efforts to coordinate their public announcements regarding the FON Offering.

         Section 5.  Lockups Agreements; Amendment to Registration
                     ---------------------------------------------
                     Rights Agreement.
                     -----------------

         (a) Lockup Restrictions.
             -------------------

          (i) Sprint FON Restriction. Sprint acknowledges and confirms, pursuant to Section 1.5(c)(ii) of the Registration Rights Agreement, as amended by
     Section 5(b) hereof, that Sprint shall not effect any public sale or distribution of shares of FON Stock or securities convertible into or exchangeable or exercisable for shares of FON Stock during the ten days before and the ninety days after the registration of the FON Offering has become effective.

          (ii) Selling Stockholders' PCS Stock Restriction. In addition to
     Section 3(b), each of the Selling Stockholders acknowledges and agrees that, until the earliest to occur of (x) November 15, 2001, if Sprint has not publicly announced its intention to commence the PCS Offering by such date, (y) 180 days following the closing of the PCS Offering (if the PCS Offering is closed by December 31, 2001) and (z) January 1, 2002 (if the PCS Offering is not closed by December 31, 2001) (such earliest date being referred to as the "Lockup Termination Date"), none of the Selling Stockholders or their subsidiaries shall transfer, sell, monetize, hedge or otherwise dispose of, or request registration pursuant to Section 1.1 of the Registration Rights Agreement of, any PCS Stock (including shares of PCS Stock issuable in respect of the shares of Class A Common Stock held by the Selling Stockholders) or securities convertible into or exchangeable or exercisable for such shares. Notwithstanding any of the foregoing or any provision of the Amended and Restated Stockholders' Agreement among FT, DT and Sprint, dated as of November 23, 1998, as amended by the Master Transfer Agreement dated January 21, 2000 (as amended, the "Stockholders' Agreement"), during the period from the date hereof through the Lockup Termination Date:

     (A) The Selling Stockholders may, alone or in conjunction with Third Parties, as defined below, sell such shares pursuant to Rule 144 under the Securities Act and/or enter into hedging transactions with respect to such shares, in either case, with the prior written consent of Sprint, which consent shall not be unreasonably withheld.

     (B) The Selling Stockholders may at any time until December 31, 2001, acting alone or together, transfer Sprint securities to one or a limited number of special purpose vehicles or other financial intermediaries or financial institutions for the benefit of FT or DT (collectively "Third Parties"), which would agree to be bound by the provisions of Sections 8, this Section 5(a)(ii) hereof (in the case of Third Parties that hold PCS Stock) and Section 5(b)(i) hereof (in the case of Third Parties that hold FON Stock), except that Third Parties may borrow against those Sprint securities or use such Sprint securities as collateral, or engage in swap or hedging transactions with any of the Selling Stockholders, but not involving other third parties, to transfer the risk of ownership of such securities to such Selling Stockholder (by way of clarification, a Third Party, as a result of being so bound, would not be permitted to sell short or engage in any transaction that is the equivalent of a sale with any party other than the Selling Stockholders, without Sprint's consent). Third Parties, to the extent permitted by Section 5(a)(ii) and Section 5(b)(i) hereof, would be permitted to transfer, sell, monetize, hedge or otherwise dispose of (A) FON Stock, immediately following the FON Offering or any abandonment thereof (subject to Section 5(b)(i) hereof) if any FON Stock remains unsold after the FON Offering, (B) PCS Stock, beginning on the Lockup Termination Date, and (C) FON Stock and PCS Stock at any time upon obtaining Sprint's prior written consent; such consent not to be unreasonably withheld.. If Selling Stockholders elect to cause the Third Parties to make a public sale of Sprint securities, then the Selling Stockholders will be permitted to exercise their rights under the Registration Rights Agreement for the benefit of the Third Parties, and, if all or substantially all of the PCS Stock or FON Stock, as applicable, held by the Selling Stockholders and their subsidiaries are offered in such public sale, including for this purpose shares that are offered to cover underwriter over-allotments, then such rights under Section 1.3(j) of the Registration Rights Agreement shall be deemed to include the rights set forth in Section 7 hereof as to such sale. Any (x) Third Party that is a special purpose subsidiary of a Selling Stockholder and (y) Third Party that acquires Sprint securities from the Selling Stockholders with more than five percent of the Voting Power of Sprint would agree to be bound by the Standstill Agreement and Section 2.4 of the Stockholders' Agreement, to the same extent as the relevant Selling Stockholder.

     (C) In a manner not prohibited by the Standstill Agreement, the Selling Stockholders may at any time, acting alone or together, transfer Sprint securities by tendering their shares into a bona fide tender offer or exchange offer made to all holders of Sprint securities which does not involve a violation of the Standstill Agreement.

          (b)  Amendments to Registration Rights Agreement.
               -------------------------------------------

          (i) Amendment to Section 1.5(c)(i). Effective as of the date hereof,
     Section 1.5(c)(i) of the Registration Rights Agreement is hereby amended by substituting the following in replacement thereof:

                  "During the ten days before and the 90 days after any underwritten registration pursuant to Section 1.1 or 1.2 with respect to which a holder of Eligible Securities has a right to participate has become effective, such holder of Eligible Securities agrees by becoming a holder of such Eligible Securities not to effect any public sale or distribution of shares of the same class of equity securities of the Company offered in such underwritten registration, or any securities convertible into or exchangeable or exercisable for shares of such class of equity securities, including a sale pursuant to Rule 144 under the Securities Act (or any similar provision then in force), except as part of such underwritten registration."

          (ii) Amendment to Section 1.5(c)(ii). Effective as of the date hereof,
     Section 1.5(c)(ii) of the Registration Rights Agreement is hereby amended by deleting the following clause:

                  "The Company agrees not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the ten days before and the 90 days after any underwritten registration pursuant to Section 1.1 or
                  1.2 has become effective"

         and by replacing such clause with the following:

                  "During the ten days before and the 90 days after any underwritten registration pursuant to Section 1.1 or 1.2 has become effective, the Company agrees not to effect any public sale or distribution of shares of the same class of equity securities offered in such underwritten registration, or securities convertible into or exchangeable or exercisable for shares of such class of equity securities"

          (iii) Amendment to Section 1.3(a). Effective as of the date hereof,
     Section 1.3(a) of the Registration Rights Agreement shall be amended such that after the words " ...before filing such registration statement or any amendments thereto," the following parenthetical shall be inserted: "(for purposes of this subsection, amendments shall not be deemed to include any filing that the Company is required to make pursuant to the Exchange Act)".

         Section 6.  Managing Underwriters.

         (a) Selection of Managing Underwriters. Goldman Sachs, Morgan Stanley Dean Witter and UBS Warburg LLC shall act as the book running managing underwriters for the FON Offering (each an "Underwriter," and collectively, the "Managing Underwriters").

         (b) Compensation of Managing Underwriters. Any selling commissions, discounts or other compensation to be received by the Managing Underwriters shall be divided equally among the three Managing Underwriters.


         Section 7. Road Shows. In connection with the FON Offering, as appropriate in light of the size of the FON Offering indicated in the first preliminary prospectus that is printed, Sprint shall provide special assistance to the Underwriters in their selling efforts, including, but not limited to (i) the preparation of "road show" materials and (ii) the participation of certain members of Sprint's management in such "road show."

         Section 8. Voting Agreement. With respect to each Selling Stockholder, until the earlier of (a) July 15, 2001 and (b) the time at which such Selling Stockholder and its subsidiaries have disposed of all of their shares of capital stock of Sprint, FT, DT and NAB and their subsidiaries hereby irrevocably agree, at any special meeting or any other meeting of stockholders of Sprint, however called, and in any action by written consent of stockholders of Sprint, to vote (or cause to be voted) or execute a written consent as to all shares of capital stock of Sprint held by such party and its subsidiaries (A) as to FT and its subsidiaries, in favor of the adoption or approval or against any proposal relating to the matters set forth on Exhibit A, as indicated on Exhibit A, and in a manner at least as favorable to Sprint ("favorable" meaning in accordance with the recommendation of the Sprint Board of Directors) as for and/or against any other proposal that is voted upon, in proportion to the number of votes cast for and against such proposal by the holders of voting capital stock of Sprint who are not Selling Stockholders or their subsidiaries, and (B) as to DT and NAB and their subsidiaries, in a manner at least as favorable to Sprint ("favorable" meaning as specified in Exhibit A as to proposals relating to the matters on Exhibit A, and in accordance with the recommendation of the Sprint Board of Directors as to other proposals) as for and/or against any proposal that is voted upon, in proportion to the number of votes cast for and against such proposal by the holders of voting capital stock of Sprint other than the Selling Stockholders; provided that this Section 8 shall not affect the right of the Selling Stockholders and their subsidiaries to vote any shares of capital stock of Sprint in their sole discretion as to extraordinary corporate transactions such as a merger, or consolidation, disposition of all or substantially all assets, dissolution or liquidation involving Sprint or an acquisition of all or substantially all of the assets of Sprint. For purposes of this Section 8, the Selling Stockholders and their subsidiaries shall be deemed to have retained any shares of capital stock of Sprint that are owned at the time of a record date for any meeting of Sprint stockholders through the date of the related meeting of Sprint stockholders.

         Section 9.  Miscellaneous.
                     -------------

         (a) Effect of Registration Rights Agreement. The Registration Rights Agreement shall remain in full force and effect and shall govern as to the FON Offering; provided, however, that this Agreement shall control as to any matter inconsistent with the Registration Rights Agreement; provided, further, that nothing in this Agreement (other than Section 5(b)) shall be deemed to modify the parties' respective rights and duties under the Registration Rights Agreement as to offerings and activities of the Parties other than the FON Offering and the PCS Offering.

         (b) Additional Parties. Upon the Transfer of any shares of Class A Stock to a Qualified Subsidiary or Qualified Stock Purchaser in accordance with the terms of the Stockholders' Agreement, such Qualified Subsidiary or Qualified Stock Purchaser shall become a party to this Agreement by agreeing in writing to be bound by the terms and conditions of this Agreement. Any transfer to a Third Party permitted by Section 5 shall require a written assumption of the terms of this Agreement by such transferee.

         (c) Binding Agreement; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Except as set forth herein and by operation of law, no Party may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of each of the other Parties to this Agreement. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any third party any rights or remedies by virtue hereof.

         (d) Governing Law; Dispute Resolution; Equitable Relief.
             ---------------------------------------------------

          (i) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW).

          (ii) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ITS OBLIGATIONS OR LIABILITIES UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT BY SUCH PARTY ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING, IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, AND EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS AND SUBMITS TO THE JURISDICTION OF EACH OF THE AFORESAID COURTS IN PERSONAM, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH OF SELLING STOCKHOLDERS HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM (IN SUCH CAPACITY, THE "PROCESS AGENT"), WITH AN OFFICE AT 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT, PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OF THE SELLING STOCKHOLDERS IN THE MANNER PROVIDED HEREIN. EACH OF THE SELLING STOCKHOLDERS SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT EACH OF THE SELLING STOCKHOLDERS WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW YORK, NEW YORK. IN THE EVENT OF THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND BUSINESS OF THE PROCESS AGENT TO ANY OTHER CORPORATION BY CONSOLIDATION, MERGER, SALE OF ASSETS OR OTHERWISE, SUCH OTHER CORPORATION SHALL BE SUBSTITUTED HEREUNDER FOR THE PROCESS AGENT WITH THE SAME EFFECT AS IF NAMED HEREIN IN PLACE OF CT CORPORATION SYSTEM. EACH OF THE SELLING STOCKHOLDERS FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIRMAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE OF PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF THE SELLING STOCKHOLDERS EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA.

          (iii) EACH PARTY HERETO AGREES THAT MONEY DAMAGES WOULD NOT BE A SUFFICIENT REMEDY FOR THE OTHER PARTIES HERETO FOR ANY BREACH OF THIS AGREEMENT BY IT, AND THAT IN ADDITION TO ALL OTHER REMEDIES THE OTHER PARTIES HERETO MAY HAVE, THEY SHALL BE ENTITLED TO SPECIFIC PERFORMANCE AND TO INJUNCTIVE OR OTHER EQUITABLE RELIEF AS A REMEDY FOR ANY SUCH BREACH TO THE EXTENT PERMITTED BY APPLICABLE LAW. EACH PARTY HERETO AGREES, TO THE EXTENT PERMITTED BY LAW, NOT TO OPPOSE THE GRANTING OF SUCH RELIEF IN THE EVENT A COURT DETERMINES SUCH A BREACH HAS OCCURRED, AND TO WAIVE ANY REQUIREMENT FOR THE SECURING OR POSTING OF ANY BOND IN CONNECTION WITH SUCH REMEDY.

         (e) Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         (f) Headings; Counterparts. The headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

         (g) Waiver of Immunity. Each of the Selling Stockholders agrees that, to the extent that it or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of government from any legal action, suit or proceeding or from set off or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judgment or an arbitral award or from any other legal process in any jurisdiction, it, for itself and its property expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to such matters arising with respect to this Agreement or the subject matter hereof or thereof (including any obligation for the payment of money). Each of the Selling Stockholders agrees that the waiver in this provision is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. Paragraph 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against the Selling Stockholders with respect to this Agreement.

         (h) Waivers and Consents. Any Party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, or (ii) waive compliance with any of the agreements or conditions of the other Parties contained herein. Any such extension or waiver shall be valid only if set forth in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Waivers or consents by the Selling Stockholders pursuant to this Agreement shall be effective if granted by Selling Stockholders holding at least a majority of the shares to be registered for sale in the FON Offering.

         (i) Expenses. Except as may otherwise be specified in this Agreement or the Registration Rights Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

         (j) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing, in English, and shall be given or made by delivery in person, by courier service, by telecopy, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

                (i)   If to FT:

                         6 place d'Alleray
                         75505 Paris Cedex 15
                         France
                         Telephone: 33-1-44-44-01-59
                         Telecopy: 33-1-44-44-01-75
                         Attention: Senior Executive Vice President and
                                    Chief Financial Officer
                         (e-mail: jeanlouis.vinciguerra@francetelecom.com)

                      with copies (which shall not constitute notice to FT) to:

                         6 place d'Alleray
                         75505 Paris Cedex 15
                         France
                         Telephone: 33-1-44-44-84-76
                         Telecopy: 33-1-44-44-02-13
                         Attention: Chief Legal and Tax Officer
                         (e-mail: emmanuel.guillaume@francetelecom.com)

                      and

                         Shearman & Sterling
                         599 Lexington Avenue
                         New York, New York  10022
                         U.S.A.
                         Telephone: 1 (212) 848-7058
                         Telecopy: 1 (212) 848-4051
                         Attention: Alfred J. Ross, Esq.
                         (e-mail: aross@shearman.com)

                (ii)  If to DT and NAB:

                         Friedrich-Ebert-Allee 140
                         D-53113 Bonn
                         Germany
                         Telephone: 49-228-181-4000
                         Telecopy: 49-228-181-8602
                         Attention: Jeffrey Hedberg
                         (e-mail: hedberg@telekom.de)

                      with a copy (which shall not constitute notice to DT and NAB) to:

                         Cleary, Gottlieb, Steen & Hamilton
                         One Liberty Plaza
                         New York, New York  10006
                         U.S.A.
                         Telephone: 1 (212) 225-2670
                         Telecopy: 1 (212) 225-3999
                         Attention: Robert P. Davis, Esq.
                         (e-mail: rdavis@cgsh.com)

                (iii) If to Sprint:

                         2330 Shawnee Mission
                         Parkway, East Wing
                         Westwood, Kansas  66205
                         U.S.A.
                         Telephone: 1 (913) 624-8440
                         Telecopy: 1 (913) 624-8426
                         Attention: General Counsel
                         (e-mail: Richard.Devlin@mail.sprint.com)

                      and

                         King & Spalding
                         191 Peachtree Street
                         Atlanta, Georgia  30303
                         U.S.A.
                         Telephone: 1 (404) 572-4600
                         Telecopy: 1 (404) 572-5100
                         Attention: Bruce N. Hawthorne, Esq.
                         (e-mail: bhawthorne@kslaw.com)

All such notices shall be deemed to have been duly given or made upon receipt; provided, however, that a notice sent via telecopy or e-mail shall only be deemed to have been duly given or made on the date that the sender thereof confirms it via courier service or by registered or certified mail (return receipt requested).

         (l) Entire Agreement. This Agreement, together with, subject to Section 9(a) hereof, the Registration Rights Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

         (m) Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

         (n) No Partnership. Nothing in this Agreement shall authorize any Party to act as an agent or representative of any of the others (or any of them) or to authorize any such Party to assume or create an obligation on behalf of the other (or others), except as expressly provided in this Agreement.

         (o) Terms Generally. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Any term defined by reference to any agreement, instrument or document has the meaning assigned to it whether or not such agreement, instrument or document is in effect. The words "include", "includes" and "including" are deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, any agreement, instrument or other document defined or referred to herein refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time. Unless the context otherwise requires, references herein to any Party include its successors and assigns.

         IN WITNESS WHEREOF, the parties have caused this Offering Process Agreement to be executed and delivered as of the date first above written.

                                            SPRINT CORPORATION

                                            By:
                                               ------------------------
                                               Name:
                                               Title:


                                            FRANCE TELECOM


                                            By:
                                               ------------------------
                                               Name:
                                               Title:


                                            DEUTSCHE TELEKOM AG


                                            By:
                                               ------------------------
                                               Name:
                                               Title:


                                            NAB NORDAMERIKA BETEILIGUNGS
                                            HOLDING GmbH

                                            By:
                                               ----------------------------
                                               Name:  Dr. Joachim Peckert
                                               Title: Managing Director

                                            By:
                                               ----------------------------
                                               Name:  Mr. Heinz Klesing
                                               Title: Managing Director

                                    EXHIBIT A
                                    ---------

                 Matters to Be Considered by Sprint Stockholders


Proposals to the Sprint stockholders:

          o To vote for the election of three Class III Directors to serve for a term of three years: William T. Esrey, Linda Koch Lorimer and Stewart Turley

          o    To approve amendments to Sprint's Articles of Incorporation:

               - reducing the minimum number of directors required and clarifying that the Board of Directors has the right to fill vacancies on the board, and

               - increasing the number of authorized shares of Series 1 PCS common stock, Series 2 PCS common stock and total authorized common stock

          o To approve amendments to Sprint's 1988 Employees Stock Purchase Plan increasing the number of shares of Series 1 PCS stock that may be issued under the plan by 12 million shares

          o    To approve Ernst & Young LLP as independent auditors for 2001

          o To vote against two Stockholder proposals, if presented at the meeting:

               - to require stockholder approval before any future repricing of options

               - to require stockholder approval before offering executive severance agreements that exceed 2X the executives' base salary.